EXHIBIT 11--STATEMENT RE COMPUTATION OF PER SHARE EARNINGS



                       Computation of Earnings Per Share


                                 Three Months Ended       Nine Months Ended
                                     March 31,                March 31,
                                  1997         1996       1997         1996


Average Shares Outstanding
     Net Income                $  903,366   $  608,500   $1,694,073   $1,851,962
     Average number of
      common shares
      outstanding               1,841,936    2,011,490    1,847,178    1,998,284
     Earnings per average
       shares outstanding      $     0.49   $     0.30   $     0.92   $     0.93


Primary*

     Net Income                $  903,366   $  608,500   $1,694,073   $1,851,962
     Average number of
       common shares
       outstanding              1,841,936    2,011,490    1,847,178    1,998,284
     Add incremental shares
        for stock options          57,255       67,487       56,686       76,086
     Adjusted average
        shares                  1,899,191    2,078,977    1,903,864    2,074,370

     Primary earnings
       per share               $     0.48   $     0.29   $     0.89   $     0.89




*Reported as earnings per share on a diluted basis